EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-94636 and 333-106283) pertaining to the Ultimate Electronics Savings and Profit Sharing Plan (formerly known as Ultimate Electronics 401(k) Retirement Savings Plan) of our report dated June 11, 2003, with respect to the financial statements and schedule of Ultimate Electronics Savings and Profit Sharing Plan (formerly known as Ultimate Electronics 401(k) Retirement Savings Plan) in the Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Denver, Colorado
July 10, 2003